                                   EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       COMPUTATION OF PER SHARE EARNINGS

                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                                          Three Months
                                                         Ended March 31,
                                                    -------------------------
                                                       1996           1995
                                                    ----------    -----------

Net Income                                              $   62         $   97
Preferred Stock Dividends                                   (5)            (5)
                                                        ------         ------
 Income Applicable to Common Shares                     $   57         $   92
                                                        ======         ======

Primary
 Average Common Shares Outstanding                        93.1           92.8
                                                        ======         ======

Fully Diluted:
 Average Common Shares Outstanding                        93.1           92.8
 Common Stock Equivalents - Options/(1)/                    .2             .3
 Conversion of Series B Preferred Stock                    9.6            9.6
                                                        ------         ------
 Fully Diluted Average Common Shares Outstanding         102.9          102.7
                                                        ======         ======

Earnings per Common Share                               $  .62         $ 1.00

Fully Diluted Earnings per Share                        $  .60         $  .94


/(1)/ Common stock equivalents are not included in primary earnings per share because they are less than three percent dilutive.

                                       20